Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Chris Forrey investor@bc.com	Media Contact - Amy Evans mediarelations@bc.com

For Immediate Release: August 4, 2025

Boise Cascade Company Reports Second Quarter 2025 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $62.0 million, or $1.64 per share, on sales of $1.7 billion for the second quarter ended June 30, 2025, compared with net income of $112.3 million, or $2.84 per share, on sales of $1.8 billion for the second quarter ended June 30, 2024.

“During the second quarter of 2025, we experienced sequential volume growth driven by seasonally stronger activity, although underlying demand for new residential construction remained muted,” said Nate Jorgensen, CEO. “While we incurred expected costs related to the Oakdale plywood mill outage, the completion of this modernization project marks a significant milestone, enhancing operational efficiency, strengthening reliability, and reinforcing the value of self-sufficient veneer production as a key competitive advantage. As we navigate a dynamic market environment, our actions will address near-term challenges while continuing to invest in opportunities that position Boise Cascade for sustainable growth in the years ahead.”

Second Quarter 2025 Highlights

	2Q 2025	2Q 2024	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,740,114	$1,797,670	(3)%
Net income	61,985	112,292	(45)%
Net income per common share - diluted	1.64	2.84	(42)%
Adjusted EBITDA [1]	119,000	181,207	(34)%
Segment Results
Wood Products sales	$447,235	$489,823	(9)%
Wood Products income	13,976	72,780	(81)%
Wood Products EBITDA [1]	37,292	95,050	(61)%
Building Materials Distribution sales	1,614,915	1,655,221	(2)%
Building Materials Distribution income	78,033	85,400	(9)%
Building Materials Distribution EBITDA [1]	91,848	97,141	(5)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In second quarter 2025, total U.S. housing starts and single-family housing starts decreased 1% and 8%, respectively, compared to the same period in 2024. On a year-to-date basis through June 2025, total housing starts and single-family housing starts decreased 1% and 7%, respectively, compared to the same period in 2024. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $42.6 million, or 9%, to $447.2 million for the three months ended June 30, 2025, from $489.8 million for the three months ended June 30, 2024. The decrease in sales was driven by lower sales prices for LVL and I-joists (collectively referred to as EWP). Lower plywood sales volumes and sales prices also contributed to the decrease in sales. In addition, lower sales volumes for I-joists resulted in decreased sales. These decreases were offset partially by increased sales volumes for LVL. Wood Products' segment income decreased $58.8 million to $14.0 million for the three months ended June 30, 2025, from $72.8 million for the three months ended June 30, 2024. The decrease in segment income was due to lower EWP and plywood sales prices, as well as higher per-unit conversion costs primarily as a result of downtime to complete the modernization projects at our Oakdale, Louisiana veneer and plywood mill. In addition, lower plywood sales volumes and an unfavorable profit in inventory adjustment contributed to the decrease in segment income. These decreases in segment income were offset partially by a $3.9 million gain on the sale of a non-operating property.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	2Q 2025 vs. 2Q 2024	2Q 2025 vs. 1Q 2025

Average Net Selling Prices
LVL	(10)%	(3)%
I-joists	(8)%	(2)%
Plywood	(6)%	—%
Sales Volumes
LVL	8%	18%
I-joists	(5)%	14%
Plywood	(7)%	(2)%

Building Materials Distribution

BMD's sales decreased $40.3 million, or 2%, to $1,614.9 million for the three months ended June 30, 2025, from $1,655.2 million for the three months ended June 30, 2024. Compared with the same quarter in the prior year, the decrease in sales was driven by a sales price decrease of 2%, as sales volumes were flat. By product line, commodity sales decreased 5%, general line product sales increased 4%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 12%. BMD segment income decreased $7.4 million to $78.0 million for the three months ended June 30, 2025, from $85.4 million for the three months ended June 30, 2024. The decrease in segment income was driven by increased selling and distribution expenses and depreciation and amortization expense of $12.1 million and $2.1 million, respectively. These decreases to segment income were offset partially by a gross margin increase of $3.4 million, resulting primarily from increased margins on general line products, which were offset partially by decreased margins on commodity and EWP products. Additionally, segment income benefited from a $3.8 million gain on the sale of a non-operating property.

Balance Sheet and Liquidity

Boise Cascade ended second quarter 2025 with $481.0 million of cash and cash equivalents and $395.2 million of undrawn committed bank line availability, for total available liquidity of $876.2 million. The Company had $450.0 million of outstanding debt at June 30, 2025.

Capital Allocation

We expect capital expenditures in 2025, excluding potential acquisition spending, to total approximately $220 million to $240 million. This level of capital expenditures could increase or decrease as a result of several factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the six months ended June 30, 2025, the Company paid $18.4 million in common stock dividends. On July 31, 2025, our board of directors declared a quarterly dividend of $0.22 per share on our common stock, payable on September 17, 2025, to stockholders of record on September 2, 2025.

For the six months ended June 30, 2025, the Company paid $86.0 million for the repurchase of 837,352 shares of our common stock. In July 2025, the Company repurchased an additional 117,000 shares of our common stock at a cost of approximately $10 million. Subsequent to these share repurchases, there were approximately 850,000 shares available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is closely tied to new residential construction, residential repair-and-remodeling activity, and light commercial construction. Residential construction, particularly new single-family construction, remains a key driver of demand for the products we manufacture and distribute. During the past quarter, the operating environment reflected adjustments by large public homebuilders, who moderated their building pace to align with a demand environment shaped by affordability considerations, cautious consumer sentiment, and broader economic conditions. Evolving market conditions have led to reduced home turnover and households delaying big projects impacting repair-and-remodeling spending. Near-term end market demand has eased and will continue to be influenced by factors such as mortgage rates, home affordability, home equity levels, home sizes, new and existing home inventory levels, unemployment rates, and consumer confidence. However, long-term demand drivers for residential construction, including an undersupply of housing units, aging U.S. housing stock, and elevated levels of homeowner equity, remain strong and continue to support the industry’s fundamentals.

As a manufacturer of plywood, a commodity product, we remain subject to fluctuations in product pricing and input costs. Our distribution business, which purchases and resells a diverse range of products, experiences opportunities for increased sales and margins during periods of rising prices, while periods of declining prices may present challenges. Future product pricing, particularly for commodity products, is expected to remain dynamic, influenced by economic conditions, industry operating rates, supply disruptions, duties, tariffs, transportation constraints, inventory levels, and seasonal demand patterns. For the balance of 2025, our rates of production and inventory stocking positions, will be influenced by end market demand signals and channel inventory decisions of our customer base.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss second quarter earnings on Tuesday, August 5, 2025, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release contains statements concerning future events and expectations, including, without limitation, statements relating to our outlook. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," “outlook,” "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. Factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in Boise Cascade’s most recent Annual Report on Form 10-K, subsequent reports filed by Boise Cascade with the Securities and Exchange Commission (SEC), and the following important factors: the commodity nature of a portion of our products and their price movements, which are driven largely by general economic conditions, industry capacity and operating rates, industry cycles that affect supply and demand, and net import and export activity; the highly competitive nature of our industry; declines in demand for our products due to competing technologies or materials, as well as changes in building code provisions; disruptions to information systems used to process and store customer, employee, and vendor information, as well as the technology that manages our operations and other business processes; material disruptions and/or major equipment failure at our manufacturing facilities; declining demand for residual byproducts, particularly wood chips generated in our manufacturing operations; labor disruptions, shortages of skilled and technical labor, or increased labor costs; the need to successfully formulate and implement succession plans for key members of our management team; product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers; the cost and availability of third-party transportation services used to deliver the goods we manufacture and distribute, as well as our raw materials; cost and availability of raw materials, including wood fiber and glues and resins; our ability to execute our organic growth and acquisition strategies efficiently and effectively; failures or delays with new or existing technology systems and software platforms; our ability to successfully pursue our long-term growth strategy related to innovation and digital technology; concentration of our sales among a relatively small group of customers, as well as the financial condition and creditworthiness of our customers; impairment of our long-lived assets, goodwill, and/or intangible assets; substantial ongoing capital investment costs, including those associated with organic growth and acquisitions, and the difficulty in offsetting fixed costs related to those investments; our indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs; restrictive covenants contained in our debt agreements; changes in foreign trade policy, including the imposition of tariffs; compliance with data privacy and security laws and regulations; the impacts of climate change and related legislative and regulatory responses intended to reduce climate change; cost of compliance with government regulations, in particular, environmental regulations; exposure to product liability, product warranty, casualty, construction defect, and other claims; and fluctuations in the market for our equity.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2025	June 30
	2025	2024		2025	2024

Sales	$1,740,114	$1,797,670	$1,536,494	$3,276,608	$3,443,090

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,441,459	1,440,680	1,276,183	2,717,642	2,748,119
Depreciation and amortization	37,409	34,367	37,121	74,530	70,217
Selling and distribution expenses	161,815	149,783	143,648	305,463	293,893
General and administrative expenses	26,470	25,943	24,997	51,467	51,060
Other (income) expense, net	(7,569)	(84)	26	(7,543)	(162)
	1,659,584	1,650,689	1,481,975	3,141,559	3,163,127

Income from operations	80,530	146,981	54,519	135,049	279,963

Foreign currency exchange gain (loss)	1,093	(104)	—	1,093	(403)
Pension expense (excluding service costs)	(32)	(37)	(33)	(65)	(74)
Interest expense	(5,183)	(6,105)	(5,312)	(10,495)	(12,175)
Interest income	4,623	10,543	5,510	10,133	21,140
Change in fair value of interest rate swaps	(435)	(487)	(490)	(925)	(707)
	66	3,810	(325)	(259)	7,781

Income before income taxes	80,596	150,791	54,194	134,790	287,744
Income tax provision	(18,611)	(38,499)	(13,846)	(32,457)	(71,328)
Net income	$61,985	$112,292	$40,348	$102,333	$216,416

Weighted average common shares outstanding:
Basic	37,682	39,412	38,017	37,848	39,510
Diluted	37,795	39,608	38,215	37,999	39,766

Net income per common share:
Basic	$1.64	$2.85	$1.06	$2.70	$5.48
Diluted	$1.64	$2.84	$1.06	$2.69	$5.44

Dividends declared per common share	$0.21	$0.20	$0.21	$0.42	$0.40

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2025	June 30
	2025	2024		2025	2024

Segment sales	$447,235	$489,823	$415,845	$863,080	$958,751

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	398,451	378,920	362,246	760,697	736,641
Depreciation and amortization	23,316	22,270	22,486	45,802	46,654
Selling and distribution expenses	11,004	11,114	10,603	21,607	21,665
General and administrative expenses	3,816	4,606	3,313	7,129	9,626
Other (income) expense, net	(3,328)	133	(512)	(3,840)	147
	433,259	417,043	398,136	831,395	814,733

Segment income	$13,976	$72,780	$17,709	$31,685	$144,018

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	89.1%	77.4%	87.1%	88.1%	76.8%
Depreciation and amortization	5.2%	4.5%	5.4%	5.3%	4.9%
Selling and distribution expenses	2.5%	2.3%	2.5%	2.5%	2.3%
General and administrative expenses	0.9%	0.9%	0.8%	0.8%	1.0%
Other (income) expense, net	(0.7%)	—%	(0.1)%	(0.4%)	—%
	96.9%	85.1%	95.7%	96.3%	85.0%

Segment income	3.1%	14.9%	4.3%	3.7%	15.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2025	June 30
	2025	2024		2025	2024

Segment sales	$1,614,915	$1,655,221	$1,407,116	$3,022,031	$3,160,242

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,365,755	1,409,510	1,200,940	2,566,695	2,687,931
Depreciation and amortization	13,815	11,741	14,362	28,177	22,848
Selling and distribution expenses	150,865	138,716	133,099	283,964	272,330
General and administrative expenses	10,689	10,070	9,765	20,454	19,604
Other (income) expense, net	(4,242)	(216)	533	(3,709)	(334)
	1,536,882	1,569,821	1,358,699	2,895,581	3,002,379

Segment income	$78,033	$85,400	$48,417	$126,450	$157,863

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.6%	85.2%	85.3%	84.9%	85.1%
Depreciation and amortization	0.9%	0.7%	1.0%	0.9%	0.7%
Selling and distribution expenses	9.3%	8.4%	9.5%	9.4%	8.6%
General and administrative expenses	0.7%	0.6%	0.7%	0.7%	0.6%
Other (income) expense, net	(0.3)%	—%	—%	(0.1)%	—%
	95.2%	94.8%	96.6%	95.8%	95.0%

Segment income	4.8%	5.2%	3.4%	4.2%	5.0%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2025	June 30
	2025	2024		2025	2024
Segment sales
Wood Products	$447,235	$489,823	$415,845	$863,080	$958,751
Building Materials Distribution	1,614,915	1,655,221	1,407,116	3,022,031	3,160,242
Intersegment eliminations	(322,036)	(347,374)	(286,467)	(608,503)	(675,903)
Total net sales	$1,740,114	$1,797,670	$1,536,494	$3,276,608	$3,443,090

Segment income
Wood Products	$13,976	$72,780	$17,709	$31,685	$144,018
Building Materials Distribution	78,033	85,400	48,417	126,450	157,863
Total segment income	92,009	158,180	66,126	158,135	301,881
Unallocated corporate costs	(11,479)	(11,199)	(11,607)	(23,086)	(21,918)
Income from operations	$80,530	$146,981	$54,519	$135,049	$279,963

Segment EBITDA
Wood Products	$37,292	$95,050	$40,195	$77,487	$190,672
Building Materials Distribution	91,848	97,141	62,779	154,627	180,711

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2025	December 31, 2024

ASSETS

Current
Cash and cash equivalents	$481,019	$713,260
Receivables
Trade, less allowances of $4,102 and $5,506	462,312	321,820
Related parties	282	173
Other	18,059	22,772
Inventories	918,957	803,296
Prepaid expenses and other	30,428	24,747
Total current assets	1,911,057	1,886,068

Property and equipment, net	1,116,343	1,047,083
Operating lease right-of-use assets	53,175	49,673
Finance lease right-of-use assets	12,549	22,128
Timber deposits	7,201	6,916
Goodwill	171,945	171,945
Intangible assets, net	162,856	173,027
Deferred income taxes	3,464	3,705
Other assets	6,921	8,838
Total assets	$3,445,511	$3,369,383

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	June 30, 2025	December 31, 2024

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$414,966	$297,676
Related parties	2,173	1,315
Accrued liabilities
Compensation and benefits	98,865	127,415
Interest payable	10,145	9,957
Other	119,039	127,653
Total current liabilities	645,188	564,016

Debt
Long-term debt, net	444,884	446,167

Other
Compensation and benefits	38,031	42,006
Operating lease liabilities, net of current portion	46,847	43,174
Finance lease liabilities, net of current portion	16,180	26,883
Deferred income taxes	81,181	78,849
Other long-term liabilities	21,143	17,014
	203,382	207,926

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 45,248 and 45,139 shares issued, respectively	452	451
Treasury stock, 7,793 and 6,956 shares at cost, respectively	(428,732)	(341,974)
Additional paid-in capital	566,111	565,041
Accumulated other comprehensive loss	(448)	(460)
Retained earnings	2,014,674	1,928,216
Total stockholders' equity	2,152,057	2,151,274
Total liabilities and stockholders' equity	$3,445,511	$3,369,383

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Six Months Ended June 30
	2025	2024
Cash provided by (used for) operations
Net income	$102,333	$216,416
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	76,341	71,832
Stock-based compensation	7,010	7,923
Pension expense	65	74
Deferred income taxes	2,778	11,088
Change in fair value of interest rate swaps	925	707
Other	(11,181)	115
Decrease (increase) in working capital, net of acquisitions
Receivables	(133,103)	(102,096)
Inventories	(115,661)	(120,976)
Prepaid expenses and other	(7,750)	(7,870)
Accounts payable and accrued liabilities	86,242	99,354
Income taxes payable	(2,677)	(6,251)
Other	(628)	(1,151)
Net cash provided by operations	4,694	169,165

Cash provided by (used for) investment
Expenditures for property and equipment	(132,257)	(74,099)
Acquisitions of businesses and facilities, net of cash acquired	—	(3,387)
Proceeds from sales of assets and other	10,152	819
Net cash used for investment	(122,105)	(76,667)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	50,000	—
Payments of long-term debt, including revolving credit facility	(50,000)	—
Treasury stock purchased	(87,746)	(88,858)
Dividends paid on common stock	(18,383)	(19,069)
Tax withholding payments on stock-based awards	(5,939)	(11,117)
Payments of deferring financing costs	(1,819)	—
Other	(943)	(952)
Net cash used for financing	(114,830)	(119,996)

Net decrease in cash and cash equivalents	(232,241)	(27,498)

Balance at beginning of the period	713,260	949,574

Balance at end of the period	$481,019	$922,076

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2024 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the (i) three months ended June 30, 2025 and 2024, (ii) three months ended March 31, 2025, and (iii) six months ended June 30, 2025 and 2024:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2025	June 30
	2025	2024		2025	2024
	(in thousands)
Net income	$61,985	$112,292	$40,348	$102,333	$216,416
Interest expense	5,183	6,105	5,312	10,495	12,175
Interest income	(4,623)	(10,543)	(5,510)	(10,133)	(21,140)
Income tax provision	18,611	38,499	13,846	32,457	71,328
Depreciation and amortization	37,409	34,367	37,121	74,530	70,217
EBITDA	118,565	180,720	91,117	209,682	348,996
Change in fair value of interest rate swaps	435	487	490	925	707
Adjusted EBITDA	$119,000	$181,207	$91,607	$210,607	$349,703

The following table reconciles segment income and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the (i) three months ended June 30, 2025 and 2024, (ii) three months ended March 31, 2025, and (iii) six months ended June 30, 2025 and 2024:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2025	June 30
	2025	2024		2025	2024
	(in thousands)
Wood Products
Segment income	$13,976	$72,780	$17,709	$31,685	$144,018
Depreciation and amortization	23,316	22,270	22,486	45,802	46,654
Segment EBITDA	$37,292	$95,050	$40,195	$77,487	$190,672

Building Materials Distribution
Segment income	$78,033	$85,400	$48,417	$126,450	$157,863
Depreciation and amortization	13,815	11,741	14,362	28,177	22,848
Segment EBITDA	$91,848	$97,141	$62,779	$154,627	$180,711

Corporate
Unallocated corporate costs	$(11,479)	$(11,199)	$(11,607)	$(23,086)	$(21,918)
Foreign currency exchange gain (loss)	1,093	(104)	—	1,093	(403)
Pension expense (excluding service costs)	(32)	(37)	(33)	(65)	(74)
Change in fair value of interest rate swaps	(435)	(487)	(490)	(925)	(707)
Depreciation and amortization	278	356	273	551	715
EBITDA	(10,575)	(11,471)	(11,857)	(22,432)	(22,387)
Change in fair value of interest rate swaps	435	487	490	925	707
Corporate Adjusted EBITDA	$(10,140)	$(10,984)	$(11,367)	$(21,507)	$(21,680)

Total Company Adjusted EBITDA	$119,000	$181,207	$91,607	$210,607	$349,703